Ex. T3A.45

The Commonwealth of Massachusetts
_____________
Examiner	William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

_____________
Name Approved
ARTICLE I
The exact name of the corporation is:

Uno of America, Inc.

ARTICLE II
The purpose of the corporation is to engage in the following business activities:

To own and operate restaurants.  Notwithstanding the foregoing, the purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Massachusetts Business Corporation Law.

C ☐
P ☐
M ☐
R.A, ☐

_____________
Note:  If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

P.C.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:	100	Common:

Preferred:		Preferred

ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class.  Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stuck of any class are:

ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:

**If there are no provisions state “None”.
Note:  The proceeding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth.  If a later effective date is desired, specify such a date which shall not be more than thirty days after the date of filing.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization.

a.	The street address (post office boxes are not acceptable)of the principal office of the corporation in Massachusetts is: 100 Charles Park Road, West Roxbury, Massachusetts 02132)

b.	The name, residential address and post office address of each director and officer is as follows:

NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President: Paul W. MacPhail	241 Lumber Street, Hopkington, MA 01748
Executive Vice President & Treasurer: Robert M. Vincent	182 Academy Ave., Waymouth, MA 02188
Sr. Vice President, Gen. Counsel & Clerk: George W. Hertz	5 Bertis Adams Way, Westborough, MA 01581
Directors: Aaron D. Spencer	69 Farlow Road, Newton, MA 02159
Paul W. MacPhail	241 Lumber Street, Hopkington, MA 01748
Assistant Clerk: Richard A. Binder	3 Tomkins Lane, Framingham, MA 01702

c.	The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: September

d.	The name and business address of the resident agent, if any, of the corporation is: CT Corporation System, 101 Federal Street, Boston, Massachusetts 02110

ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this _27__ day of  November, 2001

Bethany A. Norris, Lisa Shdeed, c/o CT Corporation, 101 Federal Street, Boston, MA, 02110

Note:  If the space provided under any article or item on this form is insufficient, additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch.  Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $  having been paid, said articles are deemed to have been filed with me this day of  20

Effective date;

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth

FILING FEE: One tenth of one percent of the total authorized capital stock, but not less than $200.00.  For the purpose of filing, shares of stock with a par value less than S1.00, or no par stock, shall be deemed to have a par value of $1.00 per share.

To BE FILLED IN BY CORPORATION
Photocopy of document to be sent to:

CT Corporation

101 Federal Street

Boston, Massachusetts 02110

Telephone:  (617) 675-6400